Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter 2018 Results

NEW YORK, February 6, 2019 — Travelzoo® (NASDAQ: TZOO):

•	Revenue of $27.1 million, up 2% year-over-year in constant currencies

•	Operating profit of $2.8 million, up 158% year-over-year

•	Cash flow from operations of $5.3 million

•	Earnings per share (EPS) of $0.13

Travelzoo, a global publisher of exclusive offers and experiences for members, today announced financial results for the fourth quarter ended December 31, 2018, with revenue of $27.1 million and operating profit of $2.8 million. In nominal terms, revenue increased $65,000 year-over-year. In constant currencies, revenue increased by 2% year-over-year. Net income was $1.6 million, with EPS from continuing operations of $0.13, up from $0.05 in the prior-year period.

"Our attractive core business in North America and Europe generated an operating profit of $4.3 million, with an operating margin of 17%, of which $1.5 million was re-invested in our Asia Pacific business. As previously announced, project 'Asia Pacific 2020' is underway with the goal of creating shareholder value from the investment," said Holger Bartel, Global CEO of Travelzoo.

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Asia Pacific
Asia Pacific business segment revenue decreased 10% year-over-year to $1.8 million. In constant currencies, revenue decreased 7% year-over-year. Revenue trends were mixed. While revenue increased 4% in Japan, 5% in Hong Kong and 217% in Southeast Asia, revenue in mainland China decreased 29%. The operating loss in Asia Pacific for the fourth quarter was $1.5 million, compared to an operating loss of $1.6 million in the prior-year period.

Europe
Europe business segment revenue increased 3% year-over-year to $9.0 million. In constant currencies, revenue increased 6% year-over-year. Operating profit for the fourth quarter was $1.6 million, or 18% of revenue, compared to an operating profit of $764,000, or 9% of revenue in the prior-year period.

North America
North America business segment revenue for the fourth quarter was $16.3 million, consistent with the prior-year period. Operating profit for the fourth quarter was $2.7 million, or 16% of revenue, compared to an operating profit of $1.9 million, or 12% of revenue in the prior-year period.

Members
As of December 31, 2018, Travelzoo had a worldwide unduplicated number of members of 29.7 million. In Asia Pacific, unduplicated number of members was 3.6 million as of December 31, 2018, consistent with December 31, 2017. In Europe, unduplicated number of members was 8.8 million as of December 31, 2018, up 3% from December 31, 2017. In North America, unduplicated number of members was 17.5 million as of December 31, 2018, up 1% from December 31, 2017.

Income Taxes
Income tax expense was $1.2 million, compared to a $466,000 income tax expense in the prior-year period.

Asset Management
During the fourth quarter of 2018, Travelzoo generated $5.3 million of cash from operating activities. Accounts receivable increased by $877,000 over the prior-year period to $12.6 million. Accounts payable decreased by $2.0 million over the prior-year period to $17.1 million. Capital expenditures were $86,000, down from $252,000 in the prior-year period. As of December 31, 2018, cash and cash equivalents were $18.0 million.

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Conference Call
Travelzoo will host a conference call to discuss fourth quarter results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo® provides our 28 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. With more than 25 offices worldwide, we have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 15 years we have worked in partnership with more than 2,000 top travel suppliers—our long-standing relationships give Travelzoo members access to the very best deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues	$27,062	$26,997	$111,322	$106,524
Cost of revenues	2,880	3,462	12,268	12,909
Gross profit	24,182	23,535	99,054	93,615
Operating expenses:
Sales and marketing	13,974	13,746	58,519	57,288
Product development	1,799	2,208	8,993	9,224
General and administrative	5,620	6,502	23,304	22,558
Total operating expenses	21,393	22,456	90,816	89,070
Operating income from continuing operations	2,789	1,079	8,238	4,545
Other income (loss), net	(52)	62	48	173
Income from continuing operations before income taxes	2,737	1,141	8,286	4,718
Income tax expense	1,173	466	3,625	3,126
Income from continuing operations	$1,564	$675	$4,661	$1,592
Income from discontinued operations including gain on sale of Fly.com domain name, net of income taxes	—	—	—	1,938
Net income	$1,564	$675	$4,661	$3,530

Income per share—basic:
Continuing operations	$0.13	$0.05	$0.38	$0.12
Discontinued operations	—	—	—	0.15
Net income per share—basic	$0.13	$0.05	$0.38	$0.27

Income per share—diluted:
Continuing operations	$0.13	$0.05	$0.37	$0.12
Discontinued operations	—	—	—	0.15
Net income per share—diluted	$0.13	$0.05	$0.37	$0.27

Weighted average shares:
Basic	12,059	12,462	12,323	12,882
Diluted	12,151	12,462	12,510	12,894

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$18,017	$22,553
Accounts receivable, net	12,646	11,769
Income taxes receivable	389	517
Deposits	167	259
Prepaid expenses and other	1,947	2,141
Total current assets	33,166	37,239
Deposits and other	685	548
Deferred tax assets	1,645	1,516
Restricted cash	1,444	1,448
Investment in WeekenGO	2,694	—
Property and equipment, net	3,790	4,921
Total assets	$43,424	$45,672
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,129	$19,105
Accrued expenses and other	7,853	8,702
Deferred revenue	1,339	825
Income tax payable	489	961
Total current liabilities	26,810	29,593
Long-term tax liabilities	418	373
Long-term deferred rent and other	2,137	2,628
Total liabilities	29,365	32,594
Common stock	120	125
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(4,214)	(3,597)
Retained earnings	18,153	16,550
Total stockholders’ equity	14,059	13,078
Total liabilities and stockholders’ equity	$43,424	$45,672

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income	$1,564	$675	$4,661	$3,530
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	438	470	1,828	2,075
Discontinued operations gain on sale of Fly.com domain name	—	—	—	(2,890)
Deferred income tax	(240)	281	(336)	309
Stock-based compensation	152	321	915	1,006
Losses (gains) from sale and impairment of long-lived assets	—	—	(143)	—
Other	80	152	242	118
Net foreign currency effects	119	(61)	42	(354)
Changes in operating assets and liabilities:
Accounts receivable	(433)	(323)	(1,519)	3,065
Income tax receivable	479	896	129	28
Prepaid expenses and other	(316)	(70)	104	(487)
Accounts payable	3,575	3,105	(25)	(1,588)
Accrued expenses and other	248	534	—	(475)
Income tax payable	(327)	152	(392)	261
Other non-current liabilities	(58)	(2,173)	(189)	(2,522)
Net cash provided by operating activities	5,281	3,959	5,317	2,076
Cash flows from investing activities:
Proceeds from sale of Fly.com domain name	—	—	—	2,890
Proceeds from sale of property and equipment	—	—	150	—
Investment in WeekenGO	—	—	(3,083)	—
Purchases of property and equipment	(86)	(252)	(752)	(738)
Net cash provided by (used in) investing activities	(86)	(252)	(3,685)	2,152
Cash flows from financing activities:
Repurchase of common stock, net	(2,419)	(155)	(5,292)	(9,712)
Net cash used in financing activities	(2,419)	(155)	(5,292)	(9,712)
Effect of exchange rate on cash, cash equivalents and restricted cash	(547)	189	(880)	1,249
Net increase (decrease) in cash, cash equivalents and restricted cash	2,229	3,741	(4,540)	(4,235)
Cash, cash equivalents and restricted cash at beginning of period	17,232	20,260	24,001	28,236
Cash, cash equivalents and restricted cash at end of period	$19,461	$24,001	$19,461	$24,001
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$1,098	$1,343	$4,061	$6,201

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended December 31, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,777	$9,213	$16,072	$27,062
Intersegment revenue	9	(222)	213	—
Total net revenues	1,786	8,991	16,285	27,062
Operating income (loss)	$(1,510)	$1,626	$2,673	$2,789

Three months ended December 31, 2017	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,979	$8,803	$16,215	$26,997
Intersegment revenue	4	(36)	32	—
Total net revenues	1,983	8,767	16,247	26,997
Operating income (loss)	$(1,582)	$764	$1,897	$1,079

Twelve months ended December 31, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$7,869	$36,468	$66,985	$111,322
Intersegment revenue	(10)	(319)	329	—
Total net revenues	7,859	36,149	67,314	111,322
Operating income (loss)	$(6,322)	$4,973	$9,587	$8,238

Twelve months ended December 31, 2017	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$7,553	$34,034	$64,937	$106,524
Intersegment revenue	(34)	(353)	387	—
Total net revenues	7,519	33,681	65,324	106,524
Operating income (loss)	$(5,967)	$2,290	$8,222	$4,545

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